PARSONS/BURNETT/BJORDAHL/HUME LLP

ATTORNEYS

August 19, 2013

Klondike Star Mineral Corporation

103-307 Jarvis Street

Whitehorse, Yukon Y1A 2H3

Canada

Re: Offer to Exchange Common Shares of Klondike Star Mineral Corporation for Common Shares of Klondike Gold Corp.

Ladies and Gentlemen:

We have acted as counsel to Klondike Star Mineral Corporation, a corporation formed under the laws of the state of Delaware (the “Company”) in connection with the proposed exchange of common shares of the Company for common shares of Klondike Gold Corp., a corporation formed under the laws of the province of British Columbia, Canada (“Klondike Gold”).

Pursuant to the proposed share exchange, the terms and conditions of which are contained in the Registration Statement, by and among the Company, Klondike Gold and the participating shareholders of the Company, each shareholder of the Company that wishes to participate may tender their shares of common stock of the Company to Klondike Gold in exchange for .25 shares of common stock of Klondike Gold for each Company share tendered (the “Exchange”).

At your request, and in conjunction with the filing, by Klondike Gold, of the Registration Statement on Form F-4 and accompanying Prospectus, Letter of Transmittal and other attached exhibits (collectively as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning United States federal income tax matters.  In providing our opinion, we have examined, the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that: (i) the transaction will be consummated in accordance with the provisions as described in the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party to the Exchange); (ii) the statements concerning the transactions contemplated by the Exchange and the parties referred to in the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective

505 W. Riverside Ave, Suite 500, Spokane WA  99201  •  T (509) 252-5066  •  F (509) 252-5067  •  www.pblaw.biz

A Limited Liability Partnership with offices in Spokane and Bellevue

Klondike Gold

August 19, 2013

time of the Exchange (the “Effective Time”) and thereafter (if and where relevant); (iii) any statements made in the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (if and where relevant), in each case as if made without such qualification; and (iv) the parties to the Exchange have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements to the Exchange contained in the Registration Statement.  We have also assumed that the documents described above have been properly executed by the parties thereto with the power, corporate or otherwise, to enter into and perform all obligations thereunder.  We have also assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to originals of all documents submitted to us as facsimiles or copies, certified or otherwise thereof and the authenticity of the originals for such facsimiles or copies.  We have assumed that each of the corporate parties to the Exchange is validly organized and existing and has all requisite power and authority, and has taken all necessary action, to enter into the Exchange and to effect the transactions contemplated thereby, that the Exchange is valid and enforceable, that the Exchange constitutes the entire agreement by and among the parties with respect to the subject matter thereto and that there are no other agreements or arrangements that would affect the conclusions set forth in this opinion or made in the Registration Statement.  We have also assumed that there are no contractual or legal restrictions binding on the Company that would affect the conclusions in this opinion.  We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.  We also do not undertake any obligation to advise you as to factual developments that come to our attention after the date hereof.  If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Exchange are consummated in a manner that is different from the manner described in the Registrations Statement, our opinion as expressed below may be adversely affected.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, administrative interpretations, judicial decisions in effect or in existence as of the date hereof and such other authorities as we have deemed appropriate, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.  A change in any of the authorities upon which our opinion is based, or any inaccuracy, variation or difference in any fact from those set forth or assumed herein or the Registration

Klondike Gold

August 19, 2013

Statement could affect our conclusions herein.  No ruling has been or will be sought from the Internal Revenue Service (the “IRS”).  There can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.  No opinion is expressed as to any matter not specifically addressed below.  We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

This opinion is limited to the federal income tax laws of the United States of America and we do not express any opinion herein concerning any other laws.

Based solely upon and subject to the foregoing, we confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us.  In giving this consent, we do not hereby admit that, solely based upon this consent, we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of Securities and Exchange Commission thereunder.

Yours truly,

PARSONS/BURNETT/BJORDAHL/HUME, LLP

/s/ Robert J. Burnett